                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        NORTH FORK BANCORPORATION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title to each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   NORTH FORK
                              BANCORPORATION, INC.

                                                                  March 18, 1996

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., to be held at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York, at 10 a.m. on Tuesday, April 23, 1996.

There are three matters scheduled to be acted upon at the meeting:

- The election of three directors to Class 3 of the Board of Directors;

- The approval of an amendment to the Key Employee Stock Plan (the "Stock Plan") to increase the number of shares of the Company's common stock, par value $2.50 per share, issuable thereunder from 700,000 to 1,200,000; and

- The approval of the Company's Annual Incentive Compensation Plan (the "Bonus Plan"), as amended, to ensure that amounts payable to top executives thereunder will continue to be tax deductible to the Company.

The Board of Directors believes that the election of the nominees listed in the attached proxy statement, the approval of the amendment to the Stock Plan and the approval of the Bonus Plan are in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" the nominees, the Stock Plan amendment and the Bonus Plan.

Whether or not you plan to attend in person, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly sign, date and mail the enclosed proxy in the postage prepaid envelope provided. Please be sure to mark the appropriate box if you do plan to attend.

Thank you for your consideration and continued support.

Sincerely,

/s/ JOHN ADAM KANAS
--------------------
John Adam Kanas
Chairman of the Board and President

         275 BROAD HOLLOW ROAD, MELVILLE, NEW YORK 11747 (516) 844-1004

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 1996

To the Stockholders of
North Fork Bancorporation, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), will be held at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, on Tuesday, April 23, 1996, at 10 a.m. for the purpose of considering and voting upon the following matters:

          1. The election of three directors to Class 3 of the Company's Board of Directors, each to hold office for a term of three years, and until their successors have been duly elected and qualified;

          2. The approval of an amendment of the Key Employee Stock Plan to increase the number of shares of the Company's common stock, par value $2.50 per share, issuable thereunder from 700,000 to 1,200,000;

          3. The approval of the Company's Annual Incentive Compensation Plan, as amended, to ensure that bonus amounts payable to top executives thereunder will continue to be tax deductible to the Company; and

          4. Any other business which may properly be brought before the meeting or any adjournment thereof.

     In accordance with Delaware law and the Bylaws of the Company, a list of the holders of Company Common Stock entitled to vote at the 1996 annual meeting will be available for examination by any stockholder for any purpose germane to the meeting at the branch of North Fork Bank located at 1455 Veteran's Memorial Highway, Hauppauge, New York, for ten days prior to the meeting, between the hours of 9:00 a.m. and 3:00 p.m., and at the annual meeting during the entire time thereof.

                                          By Order of the Board of Directors

                                          /s/ ANTHONY J. ABATE
                                          --------------------------------------
                                          ANTHONY J. ABATE
                                          Vice President and Secretary
March 18, 1996

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                        NORTH FORK BANCORPORATION, INC.
                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 23, 1996

     This proxy statement is being furnished in connection with the solicitation by the Board of Directors of North Fork Bancorporation, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at 10 a.m. on Tuesday, April 23, 1996, at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about March 18, 1996.

                                    PROXIES

     Any stockholder executing a proxy which is solicited hereby has the power to revoke it prior to exercise of the authority conferred thereby. Revocation may be made effective by attending the Meeting and voting the shares of stock in person, or by delivering to the Secretary of the Company at the principal office of the Company prior to the Meeting a written notice of revocation or a later-dated, properly-executed proxy.

     Proxies will be solicited by mail. They also may be solicited by directors, officers and other employees of the Company or its subsidiary bank, North Fork Bank, personally or by telephone or telegraph, but such persons will receive no additional compensation for their services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send this proxy statement and form of proxy to their principals, and the Company will reimburse such persons for out-of-pocket expenses incurred in forwarding the materials. The Company also has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $6,000, plus reimbursement of reasonable out-of-pocket expenses. All expenses of solicitation will be paid by the Company.

                         RECORD DATE AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on March 1, 1996, as the record date for determining stockholders who are entitled to notice of, and to vote at, the Meeting. At the close of business on that date, there were outstanding and entitled to vote 24,943,627 shares of common stock, par value $2.50 per share, of the Company (the "Common Stock"), which is the only class of stock of the Company outstanding. Only holders of record of Common Stock at the close of business on the record date are entitled to notice of and to vote at the Meeting. Each stockholder of record on that date is entitled to one vote for each share held with respect to each matter submitted to a vote at the Meeting.

     The required vote for the election of directors is the affirmative vote of a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. The required vote for approval of the amendment to the Key Employee Stock Plan is the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter submitted. The required vote for approval of the Annual Incentive Compensation Plan is the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter submitted. The required vote on any other matter that may be submitted to the stockholders is the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter submitted. A majority of the outstanding shares present or represented by proxy will constitute a quorum at the Meeting.

     Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, the Company will treat all shares represented by proxy or in person at the Meeting for purposes of determining a quorum. Shares represented by proxies or voted in person on ballots marked "ABSTAIN" on any proposal will be treated as shares present or represented at the Meeting for purposes of such proposal. Shares held in "street name" by brokers but not voted by such brokers, for any reason, on a particular matter (so-called "broker non-votes") will not be deemed present or represented at the Meeting for purposes of such matter, even if such shares have been properly voted by such broker, in person or by proxy, on one or more other matters brought before the Meeting. In the election of directors (Item 1), which requires the affirmative vote of a plurality of the shares present or represented at the Meeting and entitled to vote, neither broker non-votes nor shares voted "WITHHOLD" will have the effect of a vote "AGAINST" any or all nominees for director. With respect to the vote to approve the amendment to the Key Employee Stock Plan (Item 2), the vote to approve the Annual Incentive Compensation Plan, as amended (Item 3), or any other matter, ballots marked "ABSTAIN" will have the effect of a vote "AGAINST". Broker non-votes will not have the effect of a vote "AGAINST" Item 2, Item 3 or such other matters.

     Votes will be counted and vote totals announced at the Meeting by the inspectors of election.

                          CERTAIN BENEFICIAL OWNERSHIP

     As of December 31, 1995, there was no person known by the Board of Directors of the Company to be the beneficial owner of more than 5 percent of the outstanding shares of Common Stock.

ITEM 1. ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO DIRECTORS AND OFFICERS

     The first item to be acted upon at the Meeting is the election of three directors to Class 3 of the Board of Directors, each to hold office for three years (through the 1999 annual meeting) and until his successor shall have been duly elected and qualified. Presently, the Board of Directors of the Company consists of ten members divided into three classes.

     All proxies timely received by the Secretary in response to this solicitation that are in proper form and that have not been revoked will be voted "FOR" the three nominees to Class 3 listed below (unless any nominee is unable or unwilling to serve for any reason), subject to any specific voting instructions received with any proxy, including a direction to "WITHHOLD" authority to vote for any or all of the nominees.

     Each of the nominees listed below has consented to being named in this proxy statement and to serve if elected, and the Board has no reason to believe that any nominee will decline or be unable to serve, if elected. In the event any nominee is unable or unwilling to serve for any reason, it is intended that the holders of the proxies may vote for the election of such other person or persons as may be designated by the Board of Directors.

     The following information is provided with respect to each nominee for director and each present director whose term of office extends beyond the date of the Meeting.

            NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

                                                                                    SHARES OF
                                                                                  COMMON STOCK
                                                                                  BENEFICIALLY
                                                                  SERVED           OWNED AS OF
                                                                   AS A       DECEMBER 31, 1995(C)
              NAME, AGE, PRINCIPAL OCCUPATION AND                DIRECTOR   -------------------------
            OTHER POSITIONS WITH THE COMPANY(A)(B)                SINCE     NO. OF SHARES     PERCENT
---------------------------------------------------------------  --------   -------------     -------
NOMINEES FOR DIRECTOR:

                CLASS 3 (terms to expire in 1999):

John Bohlsen, 53...............................................    1986        169,151(1)       *
  President, The Helm Development Corp. (real estate); Vice
     Chairman of the Company (since 1992); Vice Chairman of
     North Fork Bank (since 1989)
Malcolm J. Delaney, 69.........................................    1991         71,643(2)       *
  Former Vice Chairman of the Board of Southold Savings Bank
     (1991-1992); President and Chief Executive Officer of
     Eastchester Financial Corporation (1986-1991)
James H. Rich, Jr., 68.........................................    1988         11,123(3)       *
  President, Southold Lumber Co., Inc. (building supplies)

DIRECTORS CONTINUING IN OFFICE:

                CLASS 1 (terms expiring in 1997):

Allan C. Dickerson, 63.........................................    1988         15,158(4)       *
  Former President, Roy H. Reeve Agency, Inc. (general
     insurance company) (1975-1994)
Lloyd A. Gerard, 64............................................    1981         53,806(5)       *
  Antique Dealer and Auctioneer
John Adam Kanas, 49............................................    1981        558,723(6)      2.25 %
  President and Chief Executive Officer of the Company;
     Chairman of the Board (since January 1, 1990); Chairman of the Board, President and Chief Executive Officer of North
     Fork Bank

                                                                                    SHARES OF
                                                                                  COMMON STOCK
                                                                                  BENEFICIALLY
                                                                  SERVED           OWNED AS OF
                                                                   AS A       DECEMBER 31, 1995(C)
              NAME, AGE, PRINCIPAL OCCUPATION AND                DIRECTOR   -------------------------
            OTHER POSITIONS WITH THE COMPANY(A)(B)                SINCE     NO. OF SHARES     PERCENT
---------------------------------------------------------------  --------   -------------     -------
        CLASS 2 (terms expiring in 1998):
James F. Reeve, 55.............................................    1988         52,346(7)       *
  President, Harold R. Reeve & Sons, Inc. (general
     construction)
George H. Rowsom, 60...........................................    1981          7,626(8)       *
  President, S.T. Preston & Son, Inc. (retail marine supplies store)
Raymond W. Terry, Jr., 65......................................    1988         36,000(9)       *
  Former Chairman of the Board of Southold Savings Bank
     (1990-1992); President of Southold Savings Bank
     (1980-1989)
Dr. Kurt R. Schmeller, 58......................................    1994         32,730(10)      *
  President, Queens Borough Community College, CUNY.

         SHARES BENEFICIALLY OWNED BY OTHER EXECUTIVE OFFICERS AND ALL
                       DIRECTORS AND OFFICERS AS A GROUP

                                                                                 SHARES OF
                                                                               COMMON STOCK
                                                                               BENEFICIALLY
                                                                                OWNED AS OF
                                                                           DECEMBER 31, 1995(C)
                       NAME, AGE, AND POSITIONS                          -------------------------
                         WITH THE COMPANY(11)                            NO. OF SHARES     PERCENT
-----------------------------------------------------------------------  -------------     -------
Daniel M. Healy, 53....................................................      116,736(12)     *
  Executive Vice President and Chief Financial Officer of the Company
All 12 Director Nominees, Continuing Directors and Executive
  Officers as a Group..................................................    1,141,661(13)    4.60 %

---------------
NOTES TO BENEFICIAL OWNERSHIP TABLE:

  *  Less than one percent (1%).

 (a) Except as otherwise noted, each of the nominees for director and continuing directors has held the occupation or position listed for at least the past five years.

 (b) All persons listed as nominees for director or as continuing directors are also directors of North Fork Bank.

 (c) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission Rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. With respect to Messrs. Kanas, Bohlsen and Healy, the number of shares beneficially owned includes shares of restricted stock awarded by the Company's

                        (NOTES CONTINUED ON NEXT PAGE.)

NOTES CONTINUED:

     Compensation Committee on January 16, 1996, pursuant to initial year-end determinations regarding executive compensation.

 (1) Includes 15,000 shares of restricted stock and options to purchase 66,760 shares previously granted to Mr. Bohlsen under the Company's compensatory stock plans, 9,324 shares held by his wife, and 9,381 shares held by his dependent children.

 (2) Includes options to purchase 10,000 shares held by Mr. Delaney, and 40,923 shares held by him in joint tenancy with his wife.

 (3) Includes 6,138 shares held by Mr. Rich in joint tenancy with his wife, and 150 shares held by his wife.

 (4) Includes 7,400 shares held by Mr. Dickerson's wife.

 (5) Includes 1,808 shares held by Mr. Gerard in joint tenancy with his daughter, 1,000 shares held by his wife and 100 shares held by his wife in her capacity as custodian for a granddaughter.

 (6) Includes 83,333 shares of restricted stock and options to purchase 346,980 shares previously granted to Mr. Kanas under the Company's compensatory stock plans, 100 shares held by him in joint tenancy with his wife, 20,941 shares held by his wife, and 4,700 shares held by his dependent children.

 (7) Includes 16,633 shares held by Mr. Reeve's wife.

 (8) Includes 1,000 shares held by Mr. Rowsom in joint tenancy with his wife, 153 shares held by his wife, and 3,000 shares held by the S. T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

 (9) Includes 30,205 shares held by Mr. Terry in joint tenancy with his wife.

(10) Includes options to purchase 13,748 shares of the Company's Common Stock, received by Dr. Schmeller in exchange for his options to purchase Metro Bancshares, Inc. stock in connection with the merger of Metro into the Company on December 1, 1994.

(11) Although not listed in this table, Mindy G. Butler, who is 43 years of age, served as Executive Vice President and Chief Lending Officer of North Fork Bank from April 1994 through August 25, 1995, on which date her service in those positions ended. As of December 31, 1995, to the best knowledge of the Company, Ms. Butler beneficially owned 16,619 shares, constituting less than 1 percent of the total number of shares issued and outstanding. Included in Ms. Butler's total were options to purchase 15,300 shares previously granted to Ms. Butler under the Company's compensatory stock plans. The beneficial ownership totals listed for all nominees, continuing directors and executive officers as a group include Ms. Butler's beneficially owned shares. Compensation received by Ms. Butler in 1995 is included in the Summary Compensation Table.

(12) Includes 8,000 shares of restricted stock and options to purchase 90,184 shares previously granted to Mr. Healy under the Company's compensatory stock plans, 3,000 shares held by his wife and 2,000 shares held in his name as custodian for a daughter.

(13) Includes 106,333 shares of restricted stock and options to purchase an aggregate of 542,972 shares previously granted to such persons under the Company's compensatory stock plans.
---------------

     During 1995, the Company's directors and executive officers made timely filings of all securities transaction reports required to be filed by them with the Securities and Exchange Commission under Section

16(a) of the Securities Exchange Act of 1934, except for two securities transactions by Ms. Butler that were filed late.

     The Board of Directors met 17 times during 1995. Each of the directors attended at least 75 percent of the total number of meetings of the Board and of all committees of which the director was a member during the period he was a director or served on such committees.

                                BOARD COMMITTEES

     The Board of Directors of the Company has an Audit Committee. The functions performed by the Audit Committee include reviewing the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities and the scope and results of audit and nonaudit services rendered by the Company's independent public accountants. The present members of the Audit Committee are directors Delaney, Gerard and Schmeller. The Audit Committee met four times during 1995.

     The Company's Board of Directors also has a Compensation and Stock Committee (the "Compensation Committee"). The Compensation Committee reviews and makes recommendations on the compensation of senior executives and other officers and administers all of the Company's compensatory stock plans. The Compensation Committee consists of three directors appointed by the Company's Board of Directors, none of whom may be eligible to participate in any of the Company's discretionary stock plans. The present members of the Committee are directors Dickerson, Gerard and Rowsom. Mr. Healy attends meetings of the Compensation Committee in an ex officio capacity, to provide information requested by, or to respond to questions from, Committee members. During 1995 the Committee met eight times. (See "Report of the Compensation Committee" on page 13.)

     The Company's Board of Directors has no nominating committee or committee performing functions similar to those of a nominating committee.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is now an officer or an employee of the Company or any of its subsidiaries or has been at any time an officer of the Company or any of its subsidiaries.

                           COMPENSATION OF DIRECTORS

     Each member of the Board of Directors of the Company receives an annual fee of $25,000. This fee is for all duties as a director of the Company, including any service as a member of one or more committees of the Board of Directors of the Company. At the December 19, 1995 meeting of the Board of Directors of North Fork Bank, the Board increased fees for directors of the Bank (who, collectively, are currently the same individuals who serve as directors of the Company) from $500 to $750 for each meeting of the Board or any committee of the Board attended. Chairmen of Bank Board committees receive an additional $250 per committee meeting attended. Directors Kanas and Bohlsen do not receive any separate fees for attendance at any Company or Bank committee meetings.

     The Company maintains a Directors' Deferred Compensation Plan, under which a director may defer receipt of either 50 percent or 100 percent of all fees earned by him as director of the Company and the Bank for five or ten years or until retirement or age 70. During the deferral period, amounts deferred earn interest at the highest rate offered by North Fork Bank to customers on any certificate of deposit or individual retirement account, determined on a quarterly basis.

     Certain directors of the Company who were previously directors of Southold Savings Bank prior to the Company's acquisition of Southold in 1988 currently receive, or in the future will be entitled to receive, payments from the Bank under deferred directors' fee agreements entered into by them with Southold prior to the acquisition. These agreements, similar to the Company's optional Deferred Compensation Plan for directors described above, permitted these individuals while they were directors of Southold to defer receipt of some or all of their director's fees in exchange for a right to receive, commencing on some designated future date and continuing for a fixed period thereafter, regular monthly cash payments in a specified amount. The designated payment amounts essentially represented the estimated future value of the deferred fees, with compounding of interest at assumed rates during the intervening years. Company director Rich is currently receiving payments from the Bank under such a deferred fee agreement, and Company directors Dickerson and Reeve will be entitled to receive such payments in the future.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation and compensatory awards received in the last three years by the Chief Executive Officer of the Company and each other executive officer whose cash compensation, including salary and bonus, exceeded $100,000 in 1995.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                        --------------------------------
                                        ANNUAL COMPENSATION                    AWARDS          PAYOUTS
                               --------------------------------------   --------------------  ----------
                                                               (E)                                            (I)
                                                              OTHER        (F)        (G)                     ALL
             (A)                                             ANNUAL     RESTRICTED  OPTIONS/     (H)         OTHER
          NAME AND              (B)     (C)        (D)       COMPEN-      STOCK     SARS(4)      LTIP       COMPEN-
     PRINCIPAL POSITION        YEAR   SALARY(1)   BONUS     SATION(2)   AWARDS(3)   (SHARES)  PAYOUTS(5)   SATION(6)
-----------------------------  -----  --------   --------   ---------   ---------   --------  ----------   ---------
John Adam Kanas..............   1995  $507,000   $500,000    $19,099    $421,900      35,000      $0       $  40,236
  Chairman of the Board,        1994   425,400    250,000      8,239           0      50,000       0          33,066
  President and Chief           1993   388,254     75,000     43,341     128,750     103,000       0          31,863
  Executive Officer
John Bohlsen.................   1995   266,500    250,000      4,569     246,950      20,000       0           9,045
  Vice Chairman of              1994   192,031    125,000          0           0      30,000       0           6,750
  the Board                     1993   122,485     40,000          0      38,625      46,000       0           5,192
Daniel M. Healy..............   1995   275,000    150,000      6,723     120,950      20,000       0          10,503
  Executive Vice President      1994   240,000    100,000      4,002           0      30,000       0           9,353
  and Chief Financial Officer   1993   240,000     50,000      2,095      38,625      51,000       0          11,119
Mindy G. Butler(7)...........   1995   155,769          0          0           0           0       0         442,789
  Executive Vice President      1994   156,144     50,000          0      71,250      30,000       0               0
    and Chief Lending officer   1993     --         --         --          --          --       --            --
    of North Fork Bank


---------------
NOTES TO SUMMARY COMPENSATION TABLE:

(1) Includes salary deferred at the election of the named executive officer (such as deferred salary under the Company's 401(k) Plan) and all directors' fees from the Company and the Bank, whether paid or deferred. Salary deferrals under the 401(k) Plan in 1995 were $9,000 for Mr. Kanas, $9,000 for Mr. Bohlsen and $9,000 for Mr. Healy. Total directors' fees for 1995 were $32,000 for Mr. Kanas and $31,500 for Mr. Bohlsen.

(2) Listed amounts represent tax payments made by the Company for the named executive officers on the taxable contributions made by the Company on their behalf under the Company's Supplemental Executive Retirement Plan ("SERP").

(3) Represents the dollar value of shares of restricted stock granted to the named executive officer for the year in question, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. Amounts listed with respect to 1995 include the value of shares of restricted stock awarded by the Company's Compensation Committee on January 16, 1996, as part of the Committee's year-end determinations regarding executive compensation. Generally, shares

                        (NOTES CONTINUED ON NEXT PAGE.)

NOTES CONTINUED:

    of restricted stock granted under the Company's compensatory stock plans carry the same dividend rights as unrestricted shares of Common Stock from the date of grant. As of year-end 1995, the total market value of the restricted stock held by executive officers Kanas, Bohlsen and Healy (including the grants awarded on January 16, 1996) was $2,104,158, $378,750 and $202,000, respectively, based on the year-end market price for Common Stock of $25.25 per share. Ms. Butler held no restricted stock as of December 31, 1995.

(4) Represents total number of shares subject to options granted to the named executive officers. With respect to 1995, the options listed were granted by the Company's Compensation Committee on January 16, 1996, as part of the Committee's year-end determinations regarding executive compensation. No options granted to the named executive officers have been accompanied by stock appreciation rights ("SARs").

(5) The Company has no "long-term incentive plans" as defined in the Securities and Exchange Commission Rules.

(6) Includes, among other things, any Company contributions on behalf of the named executive officer to the 401(k) Plan and the defined contribution plan feature of the SERP and specified premiums paid by the Company on certain insurance arrangements covering the executive officer. Listed amounts for 1995 include 401(k) Plan contributions by the Company on behalf of executive officers Kanas, Bohlsen and Healy of $6,750 each; contributions by the Company to the defined contribution plan feature of the SERP on behalf of executive officers Kanas, Bohlsen and Healy of $9,880, $2,295 and $3,753, respectively; and the following insurance premiums paid by the Company on behalf of Mr. Kanas: $12,011 in premiums paid on a disability policy, $686 in premiums paid on a $100,000 life insurance policy, $7,230 in premiums paid on a $1 million life insurance policy and $3,679 in premiums paid on a $2 million split dollar insurance policy. Amount listed for Ms. Butler represents total amount payable to her under a severance arrangement entered into with the Bank in September 1995. See footnote 7 below.

(7) On August 25, 1995, Ms. Butler resigned as Executive Vice President and Chief Lending Officer of the Bank. Under the terms of an arrangement, dated September 14, 1995, between Ms. Butler and the Bank, Ms. Butler received severance payments totalling $442,789 on October 4, 1995. This amount was derived from and replaced any amounts that would have been payable to her under an employment agreement with the Bank, dated March 31, 1994. In return, Ms. Butler surrendered all rights to severance amounts and any other benefits due to her under the March 1994 agreement, waived any right to early vesting of restricted stock or accelerated exercisability of stock options previously granted to her under the Company's compensatory stock plans, surrendered any unvested contributions to her account under the Company's 401(k) Retirement Savings Plan, and executed a general release in favor of the Company and the Bank.

                                 STOCK OPTIONS

     The following table sets forth information concerning stock options granted for 1995 to the executive officers named in the Summary Compensation Table on page 8.

             OPTIONS/SAR GRANTS IN THE YEAR ENDED DECEMBER 31, 1995

                                  (B)
                               NUMBER OF           (C)
                               SECURITIES       % OF TOTAL                                         (F)
                               UNDERLYING      OPTIONS/SARS           (D)                          GRANT DATE
                              OPTIONS/SARS      GRANTED TO        EXERCISE OR          (E)          PRESENT
            (A)                GRANTED(1)      EMPLOYEES IN       BASE PRICE        EXPIRATION      VALUE(2)
            NAME                (SHARES)       FISCAL YEAR      (DOLLARS/SHARE)        DATE        (DOLLARS)
----------------------------  ------------     ------------     ---------------     ----------     ----------
John Adam Kanas.............     35,000             19.1%           $ 24.19           1/16/06       $184,870
John Bohlsen................     20,000             10.9%             24.19           1/16/06        105,640
Daniel M. Healy.............     20,000             10.9%             24.19           1/16/06        105,640
Mindy Butler................          0                0                  0                 0              0

---------------
NOTES:

(1) All options listed were non-qualified stock options, granted under the Company's compensatory stock plans without tandem stock appreciation rights. All such options were granted by the Compensation Committee on January 16, 1996, as part of the Committee's year-end determinations regarding executive compensation. All options awarded for 1995 were granted at a per share exercise price equal to the market price of the common stock on the date of grant and all such options will become first exercisable six months after the date of grant.

(2) The estimated grant date present value of the options has been determined by using the Black-Scholes option pricing model, a commonly-used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be five years from the date of grant; (b) the risk-free discount rate applied for purposes of the valuation, consistent with the five-year estimated life of the options, was the five-year Treasury Rate as of the date of grant; (c) the volatility factor utilized was the one-year volatility of the Company's Common Stock, or 21.8 percent (volatility is calculated based on fluctuations of 1995 weekly closing stock prices); (d) the dividend yield on the Common Stock was assumed to be 2.4% percent for purposes of the analysis only; and (e) a discount of 5 percent per year was utilized reflecting anticipated risk of forfeiture prior to exercise.

     The following table sets forth information concerning all stock options that were either exercised in 1995 or held at year-end 1995 (including the grants received as of January 16, 1996) by the named executive officers in the Summary Compensation Table on page 8.

      AGGREGATED OPTION/SAR EXERCISES IN THE YEAR ENDED DECEMBER 31, 1995,
                         AND YEAR-END OPTION/SAR VALUES

                                                                               (D)                 (E)
                                                                            NUMBER OF      VALUE OF UNEXERCISED
                                                                           UNEXERCISED         IN-THE-MONEY
                                                                         OPTIONS/SARS AT     OPTIONS/SARS AT
                                                                          DECEMBER 31,         DECEMBER 31,
                                         (B)                                 1995(2)            1995(2)(3)
                                   SHARES ACQUIRED          (C)           (EXERCISABLE/       (EXERCISABLE/
               (A)                   ON EXERCISE     VALUE REALIZED(1)   UNEXERCISABLE)       UNEXERCISABLE)
NAME                                  (SHARES)           (DOLLARS)          (SHARES)            (DOLLARS)
---------------------------------- ---------------   -----------------   ---------------   --------------------
John Adam Kanas...................      12,200            $89,125           E- 346,980         E- $3,111,619
                                                                            U-  63,120         U-    325,330
John Bohlsen......................           0                  0           E-  66,760         E-    774,950
                                                                            U-  20,240         U-    115,910
Daniel M. Healy...................           0                  0           E-  90,184         E-  1,298,171
                                                                            U-  35,816         U-    183,314
Mindy G. Butler...................      14,700             98,630           E-  15,300         E-    170,213
                                                                            U-       0         U-          0

---------------
NOTES:

(1) Calculated by subtracting the exercise price of the options from the market value of the shares received as of the date of exercise.

(2) Includes options awarded to named executive officers as of January 16, 1996.

(3) Calculated by subtracting the exercise price of options from the market value of underlying shares as of the fiscal year-end, based on a closing market price of the Common Stock on December 31, 1995, of $25.25 per share.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

     At the end of 1994, the Board of Directors of the Company approved change-in-control agreements for the top three executive officers of the Company -- President, Chief Executive Officer and Chairman John Adam Kanas, Vice Chairman John Bohlsen and Chief Financial Officer Daniel M. Healy. The agreements, each dated December 20, 1994, are substantially identical in form. Under each agreement the executive is entitled to receive from the Company a lump sum payment equal to 299 percent of his base salary if, within 24 months after a change in control of the Company (as defined in the agreement), his employment is terminated by the Company (other than for cause) or by the executive voluntarily. Each agreement is a rolling three-year agreement and will continue in effect until retirement or until two years after a decision by the Board not to renew the agreement. The agreements provide, in effect, that if any payments thereunder would be treated as excess parachute payments under Section 280G of the Internal Revenue Code, the aggregate amount of those payments is to be reduced to the extent necessary to avoid that treatment, except that any payment to the executive under the Company's Performance Plan or any acceleration of the vesting of his stock-based awards will not trigger such a reduction.

     Also at the end of 1994, the Board adopted the Performance Plan, under which executives and other officers and employees may receive cash payments following a change in control of the Company, if certain financial performance targets are met in connection with the change-in-control transaction. (See "Report of the Compensation Committee -- Change-in-Control Arrangements" on page 16.)

                               PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and Compensation Committee Report shall not be incorporated by reference into any such filings.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
            AMONG NORTH FORK BANCORPORATION, S&P 500 AND KBW EASTERN

      MEASUREMENT PERIOD                          S&P 500 IN-     KBW EASTERN
    (FISCAL YEAR COVERED)             NFB             DEX        REGION INDEX
1990                                    100.00          100.00          100.00
1991                                     86.01          130.29          175.86
1992                                    146.91          140.13          242.86
1993                                    232.79          154.15          253.27
1994                                    253.09          156.20          224.84
1995                                    478.75          214.88          381.68

     The KBW Eastern Region Index is a market-capitalization-weighted stock index combining stock price information from 12 of the larger bank holding companies in the eastern United States.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for conducting periodic reviews of executive compensation and for taking certain actions regarding the compensation of senior executives, including the Chief Executive Officer. The Committee consists of not less than three directors, none of whom may be an officer or employee of the Company or any of its subsidiaries. The names of current Committee members are listed at the end of this report. The Committee makes recommendations to the full Board of Directors concerning salary levels for senior executives and officers generally and other compensatory arrangements for these individuals, including cash bonuses if and as appropriate. In addition, all grants of awards to senior officers and other key employees under the Company's stock-based compensation plans are made at the sole discretion of the Committee. Finally, the Committee annually sets performance targets under the Company's Performance Plan, specifying the corporate performance targets that must be met in order for a special bonus pool to be funded and distributed to employees in the event a change-in-control transaction occurs in ensuing periods.

     The Compensation Committee is submitting this report summarizing its involvement in the compensation decisions and policies adopted by the Company for executive officers generally and for Chairman, President and Chief Executive Officer John Adam Kanas, specifically.

GENERAL POLICY

     The Company's executive compensation policy is to provide an incentive for executives to achieve corporate and individual goals and to reward executives when these goals are met. Compensation levels for executives are established after consideration of financial performance measurements and executive compensation practices followed in the banking industry generally. Also included in the deliberative process are qualitative factors such as commitment, leadership, teamwork and community involvement. Before making its recommendations and decisions, the Committee elicits the suggestions and advice of the CEO and certain other executive officers regarding appropriate or desired levels of compensation for them individually and for management personnel generally. The Committee has complete access to all necessary Company financial reports, personnel records and other data and may seek the advice of experts and compensation consultants if appropriate. Committee members also have regular contact with management as a result of their service on the Board and other Board committees, giving members a direct basis upon which to evaluate the personal qualities and capabilities of management.

     The ultimate purpose of the Company's executive compensation structure is to attract and retain executives of the highest caliber and to motivate these individuals to put forth maximum effort toward the achievement of specified corporate goals identified through the strategic planning process of the Board and management.

     Central to the concept and design of the executive compensation strategy is the paramount importance of long-term stockholder interests and the need to align management incentives with those interests.

COMPONENTS OF COMPENSATION

     In its deliberations regarding executive compensation, the Compensation Committee focuses upon the following fundamental components: salary, annual incentive compensation and long-term incentive compensation.

     The Committee conducts an annual review of salary levels for executives and other officers on a Company-wide basis, establishes general policy on salary levels and makes recommendations or determinations on specific salaries or salary modifications for executives. Salary levels are reflective of an individual's responsibilities, experience and performance, as well as competitive marketplace conditions.

     The annual incentive component of executive compensation has historically been provided, if and as appropriate, through the Company's Annual Incentive Compensation Plan. Following profitable years, the Annual Incentive Compensation Plan has been used to provide year-end cash distributions to Company executives and other key employees out of a designated annual bonus pool. The overall size of the pool is determined by the level of the Company's financial success, based on a set formula. Individual distributions vary, depending upon an assessment of the individual's performance and, in selected cases, operational department achievements. This year the Annual Incentive Compensation Plan has been amended, subject to stockholder approval, to ensure that amounts paid thereunder to executives continue to be tax deductible to the Company. See Item 3, Approval of Annual Incentive Compensation Plan. Determinations under the Annual Incentive Compensation Plan are made by the Committee, with input by management.

     The third component of the Company's executive compensation strategy is the long-term incentive compensation program, under which executives may be granted stock options and other stock-based awards offering them the possibility of future value, depending on the executives' continued employment by the Company and the long-term price appreciation of the Company's Common Stock. It has been the Committee's view that a substantial portion of the total compensation of senior executives over a period of years should consist of such long-term incentive awards. Currently, the primary vehicle for granting stock-based incentive awards is the Key Employee Stock Plan. Under the plan, awards may be granted to executives and other key employees in the form of incentive stock options, nonqualified stock options or restricted stock. At the Meeting, stockholders will be asked to vote on an amendment to the Key Employee Stock Plan, increasing the number of shares available for issuance thereunder in the form of plan awards. See Item 2, Amendment of the Key Employee Stock Plan.

     Under a provision of the Internal Revenue Code, Section 162(m), public companies are denied a tax deduction for compensation exceeding $1 million paid to any top executive, subject to certain exemptions. The Key Employee Stock Plan was designed so that options granted under the plan qualify for an exemption from this statute and the related amounts of compensation remain tax deductible to the Company. In addition, the Annual Incentive Compensation Plan has been amended and is being presented for stockholder approval at the Meeting in order to qualify bonus grants thereunder for an exemption from Section 162(m). The Committee's current intention is that substantially all of the compensation paid to the Company's executives should continue to be tax deductible to the extent this goal is consistent with the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE REVIEW OF EXECUTIVE COMPENSATION

     The Compensation Committee, in making its recommendations and determinations at year-end 1995 regarding executive compensation, took note of the Company's outstanding financial performance during the year. Under both of the key measurements of bank performance, return-on-average-assets and return-on-average-equity, the Company placed in the upper quartile of commercial banks nationwide, in a very good year for commercial banks. These results were achieved in the context of a substantial, and continuing, growth process. 1995 represented the first full year of operations after the Company's acquisition of Metro Bancshares in November 1994, a transaction that increased total assets by 50 percent. Also during 1995 the Company completed its acquisition of Great Neck Bank, a $100 million asset institution, and entered into agreements to acquire the domestic business of Extebank and the Long Island branches of First Nationwide Bank, which will add approximately $1 billion in deposits to North Fork Bank. Another major accomplishment in 1995 was the relocation and consolidation of the Company's retail, lending and selected administrative departments into a new facility in Melville, New York.

     The Committee believes that the achievement of an excellent earnings record against this backdrop of dynamic corporate expansion reflects very favorably on senior management and all key employees of the Company. At the same time, the Committee observes a continuation during 1995 of favorable trends in other salient indicators of corporate performance. Especially significant in the Committee's view was the attainment of an exceptionally low core efficiency ration of 41.7 percent, far below the industry norm, reflecting management's continuing emphasis on expense control and identification and development of the Company's strongest product lines and markets. Asset quality also continued to improve during 1995, as non-performing assets were reduced from 1.73 percent of total assets to 1.13 percent of total assets. Net interest margins continued at healthy levels, despite a modest increase during the year in pricing pressures on the liability side.

     The Committee believes that the executive officers deserve credit for the foregoing achievements. Due to management's efforts, the Company enters 1996 in excellent financial shape and is well positioned to benefit from the extraordinary changes in the banking sector that are currently underway and widely expected to continue.

     Accordingly, the Committee determined at year-end that the executive team merited favorable treatment in all areas of compensation -- specifically, salary increases, cash bonuses and stock-based awards. The full Board accepted the Committee's recommendations on salary and bonus awards for executives, approving significant year-end salary increases and executive bonuses, indicated in the Summary Compensation Table. Other Company officers and key employees also received reasonable year-end salary increases and, where appropriate, bonuses, with the Committee's concurrence.

     In addition, as part of its year-end determinations on executive compensation, the Committee determined to grant stock-based awards to the senior executives under the Key Employee Stock Plan relating to an aggregate of 95,000 shares, similar in magnitude to the aggregate amount of grants in prior years.

     On an ongoing basis, the Committee in consultation with management also makes determinations on executive compensation as circumstances warrant. On four occasions in 1995, the Committee determined to make ad hoc grants of stock-based awards to executives, relating to small amounts of shares.

CHANGE-IN-CONTROL ARRANGEMENTS

     The Committee concurs in the Company's traditional policy of not extending long-term employment agreements to the executive officers named in the Summary Compensation Table except in extraordinary circumstances. Currently, no such named executive officer is serving under an employment agreement.

     The Committee also believes, however, that the long-term interests of stockholders are well served by extending to management certain protections in the event a change-in-control of the Company should occur in the future. In reviewing and approving these arrangements, the Committee sought to align management's interests with stockholders, such that top executives would be actively encouraged to seek out and aggressively explore possible change-in-control transactions for the Company at the optimum time for the optimum price.

     With this overriding objective, at the end of 1994 the Committee recommended, and the full Board approved, a change-in-control program involving two elements, change-in-control agreements and a performance plan. The same high-quality performance that produces above-average earnings and improves shareholder value also makes the organization attractive to others.

     The Committee does not believe that management will act to protect its own positions or interests at shareholder expense. The Committee is not aware of any current proposals to acquire the Company or negotiations regarding any such proposals. Nevertheless, in accordance with the Committee's belief that shareholder interests are paramount and that management should be affirmatively motivated to pursue any strategy or alternative that might achieve maximum shareholder returns, including if appropriate by aggressively exploring possibilities for acquisition transactions at the optimum time and at an optimum price, the Committee approved at year-end 1994 a program calculated to incentivize management and provide limited income assurance in the exclusive context of a change in control of the Company.

     The change-in-control agreements were extended to the first three executive officers named in the Summary Compensation Table. These agreements, which are fairly standard in form and substance, essentially provide that, if there is a change in control of the Company and within a designated period thereafter the executive's employment terminates, the executive will receive an amount in cash equal to a multiple of the executive's salary before termination. The agreements are described in more detail elsewhere in this Proxy Statement under "Agreements With Executive Officers."

     At the Committee's recommendation, the Company also has adopted a Performance Plan, which offers not only to senior executives but to all officers and all salaried employees the possibility of a special, one-time cash distribution if the Company is acquired in a transaction that produces an above-average return to the Company's stockholders. Under the Performance Plan, if a change in control of the Company occurs and the change in control involves or follows attainment of above-average financial results for stockholders, a special performance pool will be funded at the time of the change-in-control, from which senior executives and other officers and employees of the Company will receive distributions. The availability and size of the special performance pool will depend upon the level of financial success achieved by the Company, measured against pre-established, objective performance targets. No pool will be funded or distributed in connection with any change-in-control transaction that does not exceed the industry average for such transactions.

     At the end of each calendar year, the Committee determines the specific performance targets that must be met in order for a performance pool to be funded and distributed in connection with any change-in-control transaction announced or occurring in the next year, as well as the size of any such performance pool or the objective criteria determining the size of the pool. In making these determinations, the Committee is required to utilize objective measures of corporate performance. Once established for a particular year, the performance targets and the size of the performance pool may not later be altered or canceled. In adopting specific performance targets, the Committee is directed to adhere to the general Performance Plan goal that no performance pool amounts should be funded or distributed except upon attainment of above-average financial results by the Company. The maximum size of any performance pool distributable under the Performance Plan upon a change in control is three percent of the Company's market capitalization at the time of the change in control including in the measurement of market capitalization any premium paid to Company stockholders in the change-in-control transaction. Under the Performance Plan, a change in control is defined to mean a merger, consolidation or other similar transaction in which the Company is acquired by another corporation or the acquisition by one person, entity or related group, in a single transaction or series of transactions, of more than 50 percent of the Company's outstanding common stock. Once a performance pool is distributed, the Performance Plan terminates.

     Distributions of a performance pool in a change-in-control transaction will be made in three tranches. Tranche 1 will consist of senior executives, including the Chief Executive Officer and such other senior officers as may be determined on a year-to-year basis by the Committee. Tranche 2 will consist of other officers, as determined by the Committee prior to a pool distribution. Tranche 3 will include all other employees then participating in the Company's retirement plan. Under the Performance Plan, the participants in Tranche 3 will receive not less than 10 percent of any performance pool. The Committee may determine, on an ongoing basis, how the remaining 90 percent of the pool is to be divided between the Tranche 1 and Tranche 2 participants. Currently, the Committee has decided that 75 percent of any performance pool payable in 1996 would be distributed to the Tranche 1 executives. The precise percentage allocations among the participants in any specific tranche would be determined by the Committee immediately prior to a change in control. Under the Performance Plan, the Chief Executive Officer would receive at least 30 percent of Tranche 1.

     If the performance pool is distributable under the Performance Plan upon a change in control because the pre-established performance targets have been satisfied, all of the pool must be distributed. Participating executives, officers or employees of the Company need not resign or retire in order to receive distributions. In addition, the Performance Plan provides a so-called tax gross-up provision for senior executives, under which the Company would pay any taxes payable by the senior executives on pool distributions to them, including any excise taxes on any portions of distributions constituting "excess parachute payments" under the Internal Revenue Code.

     In establishing particular performance targets for 1996, the Committee selected as a benchmark for measuring any change-in-control transaction involving the Company that may be completed or agreed upon in 1996, an index maintained by a designated industry analyst for public sector commercial bank acquisition transactions announced in the 12 months preceding announcement of the Company's transaction. Specifically, if the Company's transaction, upon announcement, involves a multiple of sale price to market price that exceeds the median multiple of sale price to market price in the index, a performance pool will be funded upon completion of the transaction. The size of the pool would depend on the extent to which the multiple in the Company's transaction exceeded the median multiple, ranging from a pool of 1.5 percent of market capitalization at closing for transactions barely exceeding the median to 3.0 percent of market capitalization at closing for transactions in the top decile under the index.

     The Committee may elect in future years to alter the performance targets, the definition of the performance pool or the size and constituency of the tranches. There can be no assurances that a change-in-control transaction will be effected within any certain period or at any time.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In assessing appropriate types and amounts of compensation for the Chief Executive Officer, the Compensation Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation are return on stockholders' equity, return on assets, levels and changes in non-performing assets, the market price of the Common Stock and the Company's performance compared to peer group institutions.

Individual factors include the CEO's initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership.

     The Committee attributes a great deal of the credit for the Company's solid financial condition and stellar performance in 1995 to CEO John Adam Kanas. Mr. Kanas personally initiated and led the Company's aggressive but multi-faceted growth campaign of the last few years, resulting in the successful acquisition of Metro Bancshares in 1994 and of Great Neck Bank in 1995, as well as the recent agreements to acquire the domestic banking business of Extebank and the Long Island branches of First Nationwide Bank. These acquisitions, when the latter two are completed, will have resulted in a doubling of the Company's size in less than 18 months. More significant than the size of the acquisitions, however, is the care with which they have been structured and carried out, and the evident and immediate economies resulting, and expected to continue, therefrom.

     Although CEO Kanas has received more attention in the business and financial media for his leadership of the Company's growth campaign, the Committee observes that he is also the driving force behind the Company's recent internal efforts to improve both efficiency and asset quality. These efforts have been notably successful in recent periods, placing the Company in the top tier of domestic commercial banking organizations under all significant measures of financial performance.

     For all of the above reasons, the Committee recommended to the full Board at year-end 1995 that Mr. Kanas' salary be increased by $75,000 and that he receive a cash bonus under the Annual Incentive Compensation Plan of $500,000, and also awarded to Mr. Kanas under the Key Employee Stock Plan options to acquire 35,000 shares and 10,000 shares of restricted stock.

CONCLUSION

     The Compensation Committee believes that the compensation amounts and awards established for the Company's senior executives at year-end 1995 reflect appropriate levels, given Company and individual performance by management during the year. The Committee will continue to emphasize long-term strategic performance objectives in forthcoming compensation decisions.

Committee members:

  Allan C. Dickerson, Chairman
  Lloyd A. Gerard
  George H. Rowsom

                                RETIREMENT PLANS

     Executive officers of the Company participate in a retirement plan (the "Retirement Plan"), which is a defined benefit plan maintained and administered by the Company. The Retirement Plan covers all employees who have attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant becomes 100 percent vested under the Retirement Plan after five years of service.

     Under the Retirement Plan's benefit formula, participants accrue an amount through the plan each year equal to five percent of their annual compensation (as defined under the plan) plus a fixed rate of interest based on one-year Treasury Bill rates, credited quarterly. These amounts are subject to limitations under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The benefits subsequently paid under the Retirement Plan to each participant after retirement are payments based on the accrued total amount in the plan for that participant, projected over an assumed life expectancy.

     Compensation under the Retirement Plan is total salary and bonuses (i.e., columns (c) and (d) in the Summary Compensation Table, excluding any directors'
fees), as well as certain other taxable compensation received by the executives that is listed in column (i) of the Summary Compensation Table, excluding Company contributions under the 401(k) Plan and the defined contribution feature of the SERP.

     In addition to the Retirement Plan, the Company has a Supplemental Executive Retirement Plan (the "SERP"). The SERP restores to specified senior executives upon their retirement from the Company the full level of retirement benefits that they would have been entitled to receive under the formula contained in the Retirement Plan, absent the ERISA provision limiting maximum payouts and maximum compensation under tax-qualified retirement plans. The SERP also provides for participating executives a nonqualified defined contribution plan feature, under which executives may elect to make post-tax contributions, which will be entitled to matching Company contributions, much like 401(k) plan deferrals, but not subject to the Internal Revenue Code's limitation on maximum 401(k) plan contributions. The SERP may be funded through a combination of elective contributions by covered individuals of post-tax dollars and Company contributions to a secular trust. Under the SERP, the Company will also pay on behalf of covered individuals any income taxes payable by them as a result of Company contributions on their behalf. Of the named executive officers in the Summary Compensation Table on page 8, Messrs. Kanas, Bohlsen and Healy are covered under the SERP.

     Based upon their current compensation and assuming retirement at normal retirement age (65), executive officers Kanas, Bohlsen and Healy would receive under the Retirement Plan and the SERP annual benefits payments of approximately $205,500, $26,000 and $29,600, respectively. Ms. Butler is no longer an executive officer of the Bank and any amounts accrued through the Retirement Plan for her benefit were forfeited as of August 25, 1995, the last day of her employment with the Company and the Bank.

                TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS
                             AND ASSOCIATED PERSONS

     Since January 1, 1995, certain of the directors and executive officers of the Company (and members of their immediate families and corporations, organizations and trusts with which these individuals are associated) have been indebted to the Company's subsidiary bank in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by the subsidiary bank as of December 31, 1995, as a non-accrual, past due, restructured or potential problem loan.

ITEM 2.  APPROVAL OF AMENDMENT TO KEY EMPLOYEE STOCK PLAN

     The second item to be acted upon at the Meeting is a proposal to approve an amendment to the North Fork Bancorporation, Inc. Key Employee Stock Plan (the "Stock Plan") to increase the number of shares of the common stock, par value $2.50 per share, of the Company ("Common Stock") issuable under the Stock Plan from 700,000 (of which up to 200,000 shares can be granted as restricted shares) to 1,200,000 shares (of which up to 400,000 shares can be granted as restricted shares) (the "Amendment"). Otherwise, the Stock Plan, as amended, would remain unchanged.

     The Stock Plan, first adopted by the Board in December 1993 and approved by the Company's stockholders in April 1994, permits the issuance of nonqualified stock options and incentive stock options. In addition, the Stock Plan authorizes the issuance of restricted shares of Common Stock. These restricted stock awards, which are described in more detail below, are generally considered to be at least as effective as stock options in retaining the services of key employees and tying their overall compensation to long-term corporate performance.

     The total number of shares authorized for issuance under the Stock Plan as originally adopted was 700,000 (subject to adjustments), which could be divided up in any fashion among nonqualified stock options, incentive stock options and restricted stock, provided that no more than 200,000 of such shares were issuable as restricted stock. Of the 700,000 shares originally authorized for issuance under the Stock Plan, options and restricted stock relating to approximately 550,000 shares have already been awarded, leaving less than 150,000 shares available for additional awards under the Stock Plan. The Stock Plan does not authorize the grant of stock appreciation rights, often referred to as "SARs," whether in conjunction with stock options or otherwise.

     No awards have been made to executive officers or other key employees under the Stock Plan that are conditioned on the approval of the Amendment. Future awards under the amended Stock Plan to executive officers or other key employees are not determinable at this time, and the Amendment would have had no material effect on the nature or amount of any awards under the Stock Plan if the Amendment had been in effect for 1995. No individual may receive under the Stock Plan in any one year option grants for more than 150,000 shares.

     The Amendment was adopted by the Board of Directors on December 19, 1995, subject to approval by the stockholders of the Company. Approval of the Amendment requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Meeting. Dissenting votes give rise to no rights on the part of the dissenting stockholders. As of March 13, 1996, the last sale price of Common Stock, as reported on the New York Stock Exchange, was $23.25 per share.

PURPOSE

     The Stock Plan is intended to provide increased incentive for certain key employees of the Company or any subsidiary or affiliate of the Company and to encourage them to acquire a proprietary interest in the Company and to work diligently to help the Company achieve its long-term goals, including consistent profitability and the attainment of better-than-average financial results as compared to its peer group. It is also believed that the Stock Plan will continue to assist the Company in attracting and retaining high quality personnel. Awards under the Stock Plan are made only to key employees of the Company or any subsidiary or affiliate of the Company as determined from time to time by the Compensation Committee of the Board of Directors of the Company. The Compensation Committee also serves as administrator of the Stock Plan.

AUTHORIZED TYPES OF AWARDS

     Awards granted under the Stock Plan may take one of three forms: incentive stock options, nonqualified stock options or restricted shares. The 700,000 shares authorized for issuance under the plan may be divided among these types of awards as the Compensation Committee sees fit, provided that not more than 200,000 restricted shares may be issued under the plan. If the Amendment is approved, 500,000 additional shares of Common Stock, or 1,200,000 total shares, will be authorized for issuance under the plan, of which not more than 400,000 restricted shares may be issued.

     Incentive Stock Options. The Stock Plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). An incentive stock option differs from a nonqualified stock option in that the optionee exercising an incentive stock option is not subject to federal income taxation upon exercise but only upon subsequent disposition of the shares; by contrast, the optionee exercising a nonqualified stock option is subject to federal income taxation upon exercise. See "Federal Income Tax Consequences." The exercise price per share for incentive stock options may not be less than the fair market value per share of Common Stock on the date of grant, with fair market value to be determined according to the New York Stock Exchange price listing (or the price listing of another applicable exchange or market system or, if no such exchange or system applies, by the Compensation Committee). An incentive stock option, by its terms, may be exercised only during an option period established by the Compensation Committee upon grant of the option, provided that the option period may not commence earlier than the date six months after the date of grant and may not extend longer than ten years after the date of grant, and subject to certain additional restrictions. Incentive stock options may be exercised only during a limited period after termination of employment as established by the Compensation Committee, which will not normally extend for more than three months after termination. There are certain quantity limitations on the number of incentive stock options that may be granted to any one employee in any calendar year. In addition, if optionees exercising incentive stock options are to receive the tax benefits provided under the Code for such options, the shares received by them upon exercise of incentive stock options may not be sold for a period of one year following exercise or for a period of two years following grant. A sale within either of these periods will result in disqualification of the incentive stock option status of the option and loss of the tax benefits. Full payment for shares purchased shall be made at the time of exercise of an option. Payment must be made in cash or, if authorized by the Compensation Committee in the grant, in whole or in part in Common Stock valued at fair market value. Options may be exercised in whole or in part.

     Nonqualified Stock Options. The Stock Plan also provides for the grant of nonqualified stock options ("NQSOs"). Unlike incentive stock options, NQSOs are not subject to any restrictions under the Code, but are limited only by the terms of the Plan. Like incentive stock options, NQSOs may be exercised only during an option period specified by the Compensation Committee upon grant of the option, which may not commence earlier than six months after the date of grant and may not extend longer than ten years after the date of grant. Also like incentive stock options, NQSOs granted under the Stock Plan may be exercised only during a limited period following termination of employment as established by the Compensation Committee upon grant, which will not normally extend for more than three months after termination. The manner of exercise provisions for NQSOs are identical to those provisions for incentive stock options. The exercise price per share for NQSOs as set by the Compensation Committee may not be less than the fair market value of the underlying shares on the date of grant.

     Restricted Shares. Restricted shares also may be granted under the Stock Plan. Typically, restricted shares will be granted at no purchase price, although if required under applicable corporate law, the Compensation Committee may establish a purchase price set at par value of the Common Stock, payable in cash or by other means, including recognition of past employment. Restricted shares are merely shares of Common Stock which the grantee is not entitled to sell or otherwise transfer until ownership of the shares vests. The vesting schedule for restricted shares is determined by the Compensation Committee upon grant. The minimum vesting period is three years. Recipients of restricted shares shall receive certain other rights attaching to shares of Common Stock generally, such as dividend and voting rights, as of the date of grant or such later date as the Committee may determine upon grant (but not later than the date of vesting for such shares). If the recipient of restricted shares ceases to be employed by the Company including its subsidiaries and affiliates before the vesting date, the restricted shares will be forfeited to the Company.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the federal income tax consequences of the various awards which may be granted under the Stock Plan. The discussion is for purposes of general information only and does not address the specific facts and circumstances that may apply to individual award recipients. All persons who receive awards under the Stock Plan should consult their own tax advisor to determine the particular tax consequences to them of their Stock Plan awards.

     Incentive Stock Options: Persons receiving incentive stock options under the Stock Plan will not recognize any income for federal income tax purposes upon the grant to them of the options, nor will the Company receive any tax deduction at the time of the grant. Moreover, if upon exercise of the incentive stock option the optionee complies with all provisions of the Code relating to incentive stock options and subsequently complies with the Code provisions requiring holding periods before disposing of the shares, the optionee will not recognize any taxable income upon exercise. Upon subsequent disposition of the shares, the optionee will recognize capital gain or loss equal to the difference between the sale price of the shares and the purchase price paid therefor upon exercise, and the Company will receive no tax deduction. If an optionee disposes of the option shares before expiration of the required holding periods under the Code (one year after exercise, two years after grant), some or all, depending on the facts, of the optionee's gain upon disposition of the option shares will be characterized as compensation income taxable as ordinary income.

     Nonqualified Stock Options: Persons receiving NQSOs under the Stock Plan will not recognize any income for federal income tax purposes upon the grant to them of the options, nor will the Company receive any tax deduction at the time of grant. Upon exercise of a nonqualified stock option, in cash or by surrender of stock already owned, the difference between the fair market value of the shares acquired at exercise and the purchase price paid therefor will be treated as ordinary income received as additional compensation, subject to federal income tax withholding and employment tax provisions, and the Company will receive a corresponding tax deduction. Generally, subsequent disposition of the option shares will result in recognition by the holder of capital gain or loss.

     Restricted Shares: Under Section 83 of the Code, persons receiving restricted shares under the Stock Plan will not recognize any income for federal income tax purposes upon grant, and the Company will not receive any tax deduction, as long as the restricted shares are subject to a substantial risk of forfeiture and are non-transferable. At such time as the substantial risk of forfeiture ceases to exist or the shares become transferable, the shares will be taxable to the recipient as ordinary income received as compensation in an amount equal to the then fair market value of the shares (less the purchase price of the shares, if any), subject to federal income tax withholding and employment tax provisions, and the Company will be entitled to a corresponding tax deduction.

     The above description is a summary of the significant provisions of the Stock Plan and the Amendment. Stockholders may obtain a copy of the Stock Plan, as amended, for their review upon request to the Corporate Secretary.

     The Board of Directors believes adoption of the Amendment will be in the best interests of the stockholders and, accordingly, recommends a vote FOR this proposal, which is ITEM 2 on the Proxy Card. Proxies received in response to the Board's solicitation will be voted "FOR" approval of the Amendment if no specific instructions are included thereon for Item 2.

ITEM 3.  APPROVAL OF ANNUAL INCENTIVE COMPENSATION PLAN

     The third item to be acted upon at the Meeting is a proposal to approve the North Fork Bancorporation, Inc. Annual Incentive Compensation Plan (the "Bonus Plan"). The Bonus Plan has been in place for several years but is now being submitted for stockholder approval because of a provision recently added to the Internal Revenue Code. Under this provision, Section 162(m), public companies may be denied a tax deduction for compensation paid to top executives in excess of $1 million subject to various exemptions. One of the exemptions is for performance-based compensation that meets certain qualifications, including shareholder approval.

     The Company has been able to deduct compensation paid to executives for tax purposes thus far, even without an exemption under Section 162(m) for amounts paid under the Bonus Plan. The Board of Directors has determined that it is appropriate to make certain that all amounts payable in the future under the Bonus Plan to executives remain fully deductible for federal income tax purposes, and to reconfigure the Bonus Plan to achieve this result. On March 11, 1996, the Compensation Committee of the Board of Directors amended the Bonus Plan to meet the requirements of the Code. If the stockholders of the Company now approve the Bonus Plan as thus amended, amounts paid to executives in the future, including for fiscal year 1996, will qualify for an exemption under
Section 162(m).

GENERAL DESCRIPTION OF THE PLAN

     The Bonus Plan, which was adopted in its present form by the Board of Directors in 1994, provides that, if certain pre-determined performance targets are met by the Company in any fiscal year, a bonus pool will be formed at year-end, to be distributed among Company executives and other key employees. The overall size of the bonus pool is determined by the extent to which the Company's performance exceeds the threshold target levels. Individual distributions from the bonus pool may vary, depending upon individual performance and, in some cases, operational department achievements. The Bonus Plan is administered by the Compensation Committee, which makes all discretionary determinations thereunder. In making determinations, Committee members evaluate management's input and other relevant information.

     In the course of each calendar year, the Committee selects the particular financial or performance criteria against which the Company and, in some cases, subsidiaries and operational departments of the Company are to be measured under the Bonus Plan for that year, as well as the target threshold level or levels of performance that will determine whether or not an annual bonus pool will be established that year under the Bonus Plan. The Committee may establish additional target levels of performance above the threshold level, which if met may result in a larger bonus pool. The Committee also may determine, by specific or categorical identification, those key employees of the Company who will be entitled to consideration as participants in the Bonus Plan for that year.

     After the Committee's initial determination of performance targets, the Committee continues throughout the year to monitor actual performance against the pre-determined targets. Except for the performance targets pre-selected for executives (see "Executive Award Feature", below), the Committee may decide, at any time before final determination at calendar year-end of the overall amount of the bonus pool, if any, and individual distribution amounts, to make such adjustments to the pre-determined target levels as it deems appropriate to take into account unusual or unanticipated corporate or industry-wide developments.

     In past years, the principal measures of Company performance under the Bonus Plan have been pre-tax earnings (net of extraordinary items). Additional measures that may be considered include return on equity, return on assets, net interest income, and achievement of subsidiary or departmental budgets. The measures of performance selected for executives are discussed below under "Executive Award Feature".

PURPOSE

     The purpose of the Bonus Plan is to provide a meaningful incentive on an annual basis to all key employees of the Company and its subsidiaries, to motivate them to assist the Company in achieving ambitious but realistic short-term goals, as established by the Committee. The Bonus Plan concentrates on Company-wide performance objectives but also includes, in select cases, consideration of operational department performance, so as to enable the Committee to establish a program of internal incentives where it determines that this may be the most effective and appropriate way to motivate and reward performance.

EXECUTIVE AWARD FEATURE

     In order to comply with Section 162(m), the Committee amended the Bonus Plan on March 11, 1996, subject to stockholder approval, to add special provisions applicable only to those top executive officers who are determined each year by the Committee as likely to be "covered employees" for that year, as that term is defined in the statute. Essentially, covered employees are those executive officers whose compensation is identified in the proxy statement compensation tables (the "Executive Officers").

     Under the Bonus Plan as amended, no later than the 90th day of each calendar year, the Committee will set the Executive Targets for that year, consisting of (a) an Earnings Per Share Target and (b) a Stock Valuation Target. The Earnings Per Share Target will be expressed as a specific target earnings per share for the Company's Common Stock on a fully diluted basis, before the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring items of income or expense including restructuring charges. The Stock Valuation Target will be expressed as a specific target market price for the Company's Common Stock as of year-end (based upon the average of the reported closing prices over the last thirty (30) trading days of the year), adjusted to reflect any intervening stock splits or dividends.

     If at year-end either of the Executive Targets has been met, the maximum amount payable to the Executive Officers under the Bonus Plan will be (i) for the Chief Executive Officer, .0175 of net income for such year (excluding the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring items of income or expense including restructuring charges) ("Defined Net Income"), (ii) for the Chairman (if not the
CEO) and the Vice Chairman, .00875 of Defined Net Income, (iii) for the Chief Financial Officer, .0075 of Defined Net Income, and (iv) for any other Executive Officer designated by the Committee, .005 of Defined Net Income. The overall maximum amount payable to the Executive Officers under the Bonus Plan for any calendar year will be .04375 of Defined Net Income.

     The Committee also recognizes the need to evaluate executive performance on additional performance factors, including individual achievement and those other objective and subjective factors mentioned above under "General Description of the Bonus Plan." Under the Bonus Plan as amended, the Committee may reduce the award payable to any Executive Officer for the year below the maximum level indicated above, but in no event may the Committee increase the amount payable to an Executive under the Bonus Plan above the maximum level indicated. Any reductions in Executive Officer awards below the maximum levels may or may not be included in the overall bonus pool distributable to employees generally, at the discretion of the Committee.

     The following table indicates the maximum amounts that would have been distributed in 1995 to each of the Executive Officers and to the Executive Officers as a group under the Bonus Plan, if the recent amendments had been in effect and the Committee had established separate Executive Targets for that year, and assuming one or both such Targets would have been satisfied. Actual bonuses received by the Executive Officers during such year are listed below and in the Summary Compensation Table on page 8.

                                                     MAXIMUM POTENTIAL
                                                       PAYMENTS UNDER           ACTUAL PAYMENTS
NAME/GROUP                                           AMENDED BONUS PLAN            FOR 1995
-----------------------------------------------  --------------------------  ---------------------
John Adam Kanas, CEO, President and Chairman              $914,000                 $500,000
John Bohlsen, Vice Chairman                               $457,000                 $250,000
Daniel M. Healy, Chief Financial Officer and              $392,000                 $150,000
  Executive Vice President
All Executive Officers as a Group*                       $1,763,000                $900,000
All Non-Executive Directors as a Group              Not Included in Plan     Not Included in Plan
All Non-Executive Employees as a Group           Not Included in Executive         $525,000
                                                   Award Feature of Plan

---------------

* Mindy G. Butler, who is listed in the Summary Compensation Table on page 8, is no longer employed by the Bank and, therefore, is not included in the table above.

---------------

     Under the Bonus Plan, the Board of Directors or, if the Board delegates the authority, the Committee may amend the plan from time to time, provided, that any such amendment that, without stockholder approval, would result in loss of the exemption under Section 162(m) must be approved by the stockholders.

     The above description is a summary of the significant provisions of the amended Bonus Plan, including the Executive Award Feature. Stockholders may obtain a copy of the plan for their review upon request to the Corporate Secretary.

     Approval of the Bonus Plan, as amended, requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote thereon. Dissenting votes give rise to no rights on the part of dissenting stockholders.

     The Board of Directors believes approval of the Bonus Plan will be in the best interest of the stockholders and, accordingly, recommends a vote FOR this proposal, which is ITEM 3 on the Proxy Card. Proxies received in response to the Board's solicitation will be voted "FOR" approval of the amended Bonus Plan if no specific instructions are included therein for Item 3.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals to be considered for inclusion in the Company's proxy materials for the 1997 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at the Company's principal executive office no later than November 19, 1996. Such proposals must also meet the other requirements established by the Securities and Exchange Commission for stockholder proposals.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, Certified Public Accountants, were the independent auditors of the Company for the year ended December 31, 1995, and have also been selected to serve as auditors for 1996. Representatives of KPMG Peat Marwick are expected to be present at the Meeting with an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date: March 18, 1996
                                          By Order of the Board of Directors

                                            /s/ ANTHONY J. ABATE
                                          --------------------------------------
                                          ANTHONY J. ABATE
                                          Vice President and Secretary

 PROXY

                       NORTH FORK BANCORPORATION, INC.
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                APRIL 23, 1996

The undersigned stockholder(s) of North Fork Bancorporation, Inc., a Delaware corporation (the "Company") hereby appoint(s) Irving L. Price, Jr., and Alma
T. Suter, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppage, New York at 10:00 a.m. on Tuesday, April 23, 1996, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals and any other matters coming before said meeting.

1. Election of Directors of the Board of              (CHANGE OF ADDRESS)
   Directors whose term expires at the
   1999 Annual Meeting of Stockholders               _______________________
                                                     _______________________
   Nominees: John Bohlsen, Malcolm J. Delaney,       _______________________
             James H. Rich, Jr.                      _______________________
                                                            (Over)
   (Check one box only for all nominees)

2.  Approval of the Amendment to the Key Employee Stock Plan

3.  Approval of the Annual Incentive Compensation Plan

This proxy will be voted in the manner directed herein by the undersigned.
If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3, and in the discretion of the proxies on such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.


 SEE REVERSE SIDE





/X/ Please mark your votes as in this                                       0103
    example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3

1.  Election of         FOR       WITHHOLD
    Directors
    (see reverse)       / /         / /

WITHHOLD for the following only. Write name(s) below.

_____________________________________________________


2.   Aproval of the      FOR       AGAINST       ABSTAIN
     Amendment to
     the Key Employee    / /         / /           / /
     Stock Plan

_____________________________________________________


3.  Approval of the      FOR       AGAINST       ABSTAIN
    Annual Incentive
    Compensation Plan    / /         / /           / /


Please indicate below whether you plan on attending the Annual Meeting.

             I PLAN TO          I DO NOT PLAN TO
              ATTEND                 ATTEND

                / /                   / /


         CHANGE OF ADDRESS ON REVERSE SIDE   / /

   Receipt of the Notice of Annual Meeting of Stockholders and accompanying
                   Proxy Statement is hereby acknowledged.

 NOTE: Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

_______________________________________________________________________________

_______________________________________________________________________________
 SIGNATURE(S)                                                       DATE

(THIS PLAN AMENDMENT IS BEING SUBMITTED PURSUANT TO INSTRUCTION 3 TO ITEM 10 OF
SCHEDULE 14A. IT IS NOT PRINTED IN THE PROXY STATEMENT BEING SENT TO STOCKHOLDERS.)





                            FIRST AMENDMENT TO THE
                       NORTH FORK BANCORPORATION, INC.
                           KEY EMPLOYEE STOCK PLAN



1.      Amendment to Section 4.

        Section 4 of the Key Employee Stock Plan (the "Plan") is hereby deleted in its entirety and the following is substituted in lieu thereof:

        "SECTION 4.  SHARES RESERVED UNDER THE PLAN

        There is hereby reserved for issuance under the Plan an aggregate of 1,200,000 shares of Stock, of which a maximum of 400,000 shares may be issued as Restricted Stock, subject in each case to adjustment as provided in Section 11 of the Plan. Such shares may be authorized but unissued shares or treasury shares. Shares of Stock underlying outstanding Options will be counted against the Plan maximum while such Options are outstanding. Calculation of the number of shares remaining available for issuance under the Plan shall be by those methods permissible under Rule 16b-3 which result in the greatest number of shares remaining available for issuance."

2.      No Other Changes.

        Except as provided above with regard to Section 4 of the Plan, all other terms and conditions of the Plan shall remain unchanged and in full force and effect.

(THIS PLAN IS BEING SUBMITTED PURSUANT TO INSTRUCTION 3 TO ITEM 10 OF SCHEDULE 14A. IT IS NOT PRINTED IN THE PROXY STATEMENT BEING SENT TO STOCKHOLDERS.)

                        NORTH FORK BANCORPORATION, INC.
                       ANNUAL INCENTIVE COMPENSATION PLAN

1. Name. The name of the Plan is the North Fork Bancorporation, Inc. Annual Incentive Compensation Plan (the "Plan").

2. Basic Function. The Plan provides for payment of annual bonuses at year-end to select key employees of North Fork Bancorporation, Inc. (the "Company") and its subsidiaries, depending upon the financial performance of the Company or certain subsidiaries or departments and/or the job performance of the individual employees in question. Bonuses, if paid, are paid at year-end out of a bonus pool, the existence and aggregate size of which are determined by the actual performance of the Company or its subsidiaries or departments against one or more pre-established financial goals or targets. Payments of awards to top executives are made pursuant to the "Executive Award Feature" (see Section 10).

3. Purpose. The purpose of the Plan is to provide a meaningful incentive on an annual basis to all key employees of the Company and its subsidiaries, and to motivate them to assist the Company in achieving ambitious but realistic short-term goals, as established by the Committee. The Plan concentrates on Company-wide performance objectives but also includes, in select cases, consideration of operational department performance, so as to enable the Committee to establish a program of internal incentives where it determines that this may be the most effective and appropriate way to motivate and reward performance. Individual bonus determinations are, in certain cases, also affected by individual job performance.

4. Termination; Amendment. The Plan shall continue to be in effect, unless and until terminated by the Board of Directors of the Company (the "Board"). The Plan was initially adopted by the Board on July 18, 1994, and as set forth below reflects amendments made by the Compensation Committee of the Board (the "Committee") on March 11, 1996. The Plan as thus amended is subject to the approval of the stockholders of the Company, by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy, and entitled to vote thereon, at a meeting of the stockholders at which a quorum is present or represented. The Plan may be further amended from time to time by the Board or, if the Board delegates a power to amend to the Committee, by the Committee, provided that any amendment which, if effected without the approval of the stockholders of the Company, would result in the loss of an exemption from federal income taxation under

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), for amounts payable thereunder but would not result in such loss if approved by the stockholders, shall become effective only upon approval thereof by the stockholders of the Company within the meaning of Section 162(m).

5. Administration. The Plan is administered by the Committee, which has sole authority to make all discretionary determinations under the Plan. In suitable circumstances, the Committee may elicit recommendations and advice from management of the Company, as well as from any outside parties it deems appropriate.

6. Participation. Key employees eligible for participation in the Plan will be determined by the Committee on a year-to-year basis. Top executives eligible to receive awards under the Executive Award Feature of the Plan will be identified each year by the Committee as described in Section 10 below.

7. General Bonus Pool; Determination of Annual Targets; Distribution of Pool. The Committee will determine the measure or measures of financial performance and/or the target levels of performance, the attainment of which in any year will result in the funding of the general bonus pool at year-end, out of which awards will be made to all participants except for those executives covered by the Executive Award Feature. Such determinations on financial performance measures or target levels may be made, and under appropriate circumstances may subsequently be modified, by the Committee at any time prior to termination of the Plan year, provided that at the time such measures or target levels are set or modified, the attainment thereof will continue to serve as a meaningful incentive to key employees throughout the remainder of the year. Alternative performance measures or targets may be established and different target levels may be selected with different general pool amounts established for each. The general bonus pool, if funded upon attainment of the target goals, need not be distributed in full. The amount of the general bonus pool may be adjusted before distribution thereof, depending upon the size of awards paid under the Executive Award Feature (see Section 11).

8. Performance Measures. Measures of financial performance selected by the Committee on a year-to-year basis for determination of the general bonus pool, for the Company or for designated subsidiaries, departments or employees, may include one or more of the following: stock price, earnings per share (with or without extraordinary items), net income (with or without extraordinary items), return on equity, return on assets, net interest income, net interest margin, net interest spread, non-performing assets, total assets, operating expenses, other expenses, other income, loan income, fee income, and any sub-categories or ratios of or between any


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     of the above, on a GAAP basis, tax-equivalent basis or any other regularly-utilized method of financial or regulatory accounting or presentation. Target performance may be expressed as absolute or average dollar amounts, percentages, changes in dollar amounts or changes in percentages, and may be considered on an institution-alone basis or measured against specified peer groups or companies. The size of the general bonus pool distributable upon attainment of the target levels determined may be expressed as a dollar amount, or as a percentage of some other measurement or amount, or as a ratio, and may be adjusted by the Committee as it deems appropriate. Notwithstanding the foregoing, the measures of financial or Company performance for determination of awards payable under the Plan to those executives covered under the Executive Award Feature and the calculation of the maximum amount payable and amounts actually paid to such executives under the Plan shall be as set forth in the Executive Award Feature of the Plan (see Section 10).

9. Individual Factors. The Committee, in exercising discretion under the Plan on determinations of cash bonuses payable to individuals, may consider particular individual goals as well as subjective factors, including any unique contribution.

10. Executive Award Feature. Notwithstanding any other provision of the Plan to the contrary, any awards under the Plan for any year to those individuals identified by the Committee as "Executive Officers" for purposes of the Plan for such year shall be governed by the provisions of this Section 10.

          (i) On or before the ninetieth (90th) day of each calendar year while the Plan is in effect, the Committee will (a) identify those individuals who it reasonably anticipates will qualify as the "covered employees" of the Company for such calendar year within the meaning of Section 162(m) of the Code (the "Covered Executives"), (b) established the Earnings Per Share Target (as defined below) for such calendar year, and (c) establish the Stock Valuation Target (as defined below) for such year (the Earnings Per Share Target and the Stock Valuation Target to be referred to collectively as the "Executive Targets"). The Executive Targets for any year will be treated as confidential by the Committee, the Covered Executives and all other directors, officers and employees of the Company who become aware thereof.

          (ii) The Earnings Per Share Target shall be expressed as a specific target earnings per share for such year for the Company's common stock on a fully diluted basis, before the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring items of income or expense including restructuring charges.


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

          (iii) The Stock Valuation Target shall be expressed as a target market price for the Company's common stock a year-end, based upon the average of the reported closing prices of the Company's common stock for the last thirty (30) trading days of such calendar year, adjusted to reflect any intervening stock splits or stock dividends or similar capital changes.

          (iv) If for any calendar year, either of the Executive Targets for such year is met, the maximum bonus amount payable under the Plan for such year to each of the Covered Executives identified for such year by the Committee shall be as follows: (a) for the Chief Executive Officer, .0175 of net income for such year (excluding the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring items of income or expense including restructuring charges) ("Defined Net Income"), (b) for the Chairman (if not the CEO) and the Vice Chairman, .00875 of Defined Net Income, (c) for the Chief Financial Officer, .0075 of Defined Net Income, and (d) for any other Covered Executive designated by the Committee for such year, .005 of Defined Net Income. The maximum aggregate bonus amount payable under the Plan for such year to all Covered Executives as a group shall be .04375 of Defined Net Income. At the discretion of the Committee, taking into account such factors as it may deem appropriate in the case of any such Covered Executive, the actual amount of the bonus award under the Plan paid to such Covered Executive may be less than the maximum bonus amount payable to such Covered Executive identified above (including zero), but in no event may the actual amount of the bonus award paid exceed such maximum amount. No Covered Executive shall be entitled to any additional award under the Plan for such year from the general bonus pool out of which awards to key employees other than Covered Executives will be made.

11. Relationship of General Bonus Pool to Executive Award Feature. The overall bonus pool available for distribution under the Plan at year-end shall equal (a) the total of the maximum awards distributable to Covered Executives under the Executive Award Feature (if any), plus (b) the amount of the general bonus pool otherwise determined to be available for distribution to non-Covered Executives (if any). In calculating or determining the amount of the general bonus pool available for distribution to non-Covered Executives, the Committee may, where appropriate, deduct from any calculation of such general bonus pool amount the maximum amount distributable to Covered Executives, provided that in no case shall any calculation of any maximum amount determined to be distributable under the general bonus pool feature of the Plan, or under any formula applicable thereto adopted by the Committee, reduce or affect in any way the maximum amount distributable to any Covered Executive or to the Covered


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

     Executives as a group under the Executive Award Feature. Distribution of less than the maximum amounts available for distribution to Covered Executives under the Executive Award Feature shall not necessarily result in availability of additional amounts for distribution to non-Covered Executives from the general bonus pool, if any.



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